Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report (which contains an explanatory paragraph relating to Know Labs, Inc.’s ability to continue as a going concern, as described in Note 2 to the consolidated financial statements) dated December 29, 2020, relating to the consolidated financial statements of Know Labs, Inc., which appears in such Registration Statement. We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ BPM LLP

BPM LLP
Walnut Creek, California
May 7, 2021